Exhibit 23.4

Consent of Independent Auditors

We consent to the use of our report dated May 5, 2015, with respect to the combined balance sheets of Honiton Energy XIL Holdings Limited and Honiton Energy BAV Holdings Limited as of December 31, 2013 and 2014, and the related combined statements of comprehensive loss, changes in shareholder’s deficit, and cash flows for the years then ended, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Huazhen (SGP)

Beijing, China

June 9, 2015